EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Metaldyne Performance Group Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-209036) on Form S-3 and in the registration statement (No. 333-200871) on Form S-8 of Metaldyne Performance Group Inc. of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Metaldyne Performance Group Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity (deficit), cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Metaldyne Performance Group Inc. We did not audit the financial statements and financial statement schedule of ASP HHI Holdings, Inc., a wholly owned subsidiary, which financial statements reflect net sales constituting 45% of consolidated net sales for the year ended December 31, 2013. Those financial statements and financial statement schedule were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ASP HHI Holdings, Inc., is based solely on the report of the other auditors.

/s/ KPMG LLP

Detroit, Michigan
February 29, 2016